Registration No. 333-209398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BENITEC BIOPHARMA LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Australia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Level 14, 114 William St

Melbourne, VIC, 3000 Australia

(Address of Principal Executive Offices including Zip Code)

Benitec Officers’ and Employees’ Share Option Plan

(Full title of the plans)

Jerel A. Banks

Chief Executive Director

c/o Benitec Biopharma Inc.

3940 Trust Way

Hayward, California 94545

(510) 780 – 0819

Copy To:

Alan D. Seem

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Telephone: (650) 687-4190

Facsimile: (650) 739-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-209398) filed by Benitec Biopharma Limited, a public company incorporated under the laws of the State of Western Australia (“Benitec-Australia” or the “Registrant”) with the Securities and Exchange Commission on February 4, 2016 (the “Registration Statement”), registering 18,000,000 ordinary shares of the Registrant issuable pursuant to the Benitec Officers’ and Employees’ Share Option Plan.

On April 15, 2020, Benitec-Australia and Benitec Biopharma Inc., a Delaware corporation (“Benitec-Delaware”), completed the statutory scheme of arrangement (the “Scheme of Arrangement”) in Australia, which was approved by Benitec-Australia’s shareholders at a meeting held on March 26, 2020 and later approved by the Supreme Court of Queensland on March 30, 2020, and pursuant to which all issued ordinary shares in Benitec-Australia as of the record date (7:00 pm (Sydney time) on April 6, 2020) were exchanged on a basis of one share of Benitec-Delaware’s common stock, par value $0.0001 per share (the “Common Stock”), for every 300 ordinary shares of Benitec-Australia issued and outstanding (the “Redomiciliation”). Holders of Benitec-Australia’s American Depositary Shares (“ADSs”) (each of which represented 200 ordinary shares) received two shares of Benitec-Delaware’s Common Stock for every three ADSs held. As a result of the Redomiciliation, Benitec-Australia is now a wholly-owned subsidiary of Benitec-Delaware, and Benitec-Delaware is the successor issuer to Benitec-Australia pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended.

As a result of the Scheme, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hayward, California, on this April 15, 2020.

BENITEC BIOPHARMA INC.

By:	_/s/ Jerel A. Banks ______
Jerel A. Banks Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: April 15, 2020	/s/ Jerel A. Banks
Jerel A. Banks Chief Executive Officer and Director (Principal Executive Officer)
Date: April 15, 2020	/s/ Megan Boston
Megan Boston Executive Director and Director (Principal Financial Officer)
Date: April 15, 2020	/s/ J. Kevin Buchi
J. Kevin Buchi Director
Date: April 15, 2020	/s/ Peter Francis
Peter Francis Director